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Neuberger Berman Inc.                                            Exhibit 99.1
605 Third Avenue                                       [NEUBERGER BERMAN LOGO]
New York, NY 10158-3698
Tel 212.476.9000

                              FOR IMMEDIATE RELEASE
                              ---------------------

Contact:
Jeffrey B. Lane
President & Chief Executive Officer
Neuberger Berman
(212) 476-5401


NEUBERGER BERMAN TO HIRE THE HIGH YIELD BOND TEAM
FROM LIPPER & COMPANY


NEW YORK, April 22, 2002 -- Neuberger Berman Inc. (NYSE: NEU) announced it entered into an agreement with Lipper & Company which would result in the high yield bond team joining Neuberger Berman. It is expected that this group of professionals will substantially enhance Neuberger Berman's High Yield Fixed Income Group. At Lipper & Company (unrelated to Lipper Inc., the mutual fund data company), the team manages in excess of $500 million in assets, including the Lipper High Income Bond Fund, investment partnerships, and separate accounts for both institutional and high net worth clients.

The team, led by Wayne Plewniak and Daniella Lipper Coules, is expected to join Neuberger Berman's High Yield Fixed Income Group in the third quarter. Mr. Plewniak and Ms. Coules will join as Managing Directors. Terms were not disclosed and the agreement is subject to certain approvals and conditions.

"We are very excited about Wayne, Daniella and their team joining our firm," said Jeffrey B. Lane, President and Chief Executive Office of Neuberger Berman. "We are fortunate to find professionals of their caliber, with such proven track records, to add additional depth to our existing high yield bond capabilities."

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"Neuberger Berman is a well-known, well-respected money management firm with the talent and resources essential to managing money," said Mr. Plewniak. "We look forward to becoming an integral part of Neuberger Berman's Fixed Income Group."

Mr. Plewniak will serve as a senior Portfolio Manager in the Neuberger Berman High Yield Fixed Income Group. He has been with Lipper & Company for 11 years, serving as a Managing Director and the senior Portfolio Manager of the Lipper High Income Bond Fund. He is responsible for the high yield bond securities managed by Lipper & Company. Ms. Coules will become a Portfolio Manager in the Neuberger Berman High Yield Fixed Income Group.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $59.0 billion in assets under management, as of December 31, 2001. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.